Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:

Investors:	Bernie Hertel, Inovio Biomedical, 858-410-3101
Media:	Ron Trahan, Ronald Trahan Associates Inc., 508-359-4005, x108

Inovio Biomedical’s Advances in Electroporation-Delivered
Therapeutic Vaccines Presented at
International DNA Vaccine Conference

SAN DIEGO, December 17, 2008 — Inovio Biomedical Corporation (INO: NYSE Alternext), a leader in enabling the development of DNA vaccines using electroporation-based DNA delivery,  completed multiple scientific presentations at DNA Vaccines 2008, an international conference of leading researchers developing next generation preventive and therapeutic vaccines against diseases with unmet needs. Inovio, in conjunction with its partners, is conducting pioneering studies that are advancing electroporation, a powerful delivery method designed to enhance the potency of DNA-based vaccines against infectious diseases and cancers.

Highlights of presentations of important clinical studies in the field made by Inovio and its collaborators include:

•                  Dr. Matti Sällberg, Professor, Karolinska Institute, presented interim results of a Phase I/II electroporation-delivered DNA vaccine against hepatitis C virus that showed safety and tolerability as well as a reduction in viral load of up to 99.7%.

•                 Dr. Freda Stevenson, Professor, University of Southampton School of Medicine, presented interim results of a Phase I/II electroporation-delivered DNA vaccine against prostate cancer that showed safety and tolerability along with a greater incidence of and stronger antibody and CD4+ response among patients treated with the therapy.

•                 Dr. Richard Heller, Executive Director, Frank Reidy Research Center for Bioelectrics, Old Dominion University, presented final results of a Phase I study of an electroporation-delivered DNA immunotherapy against metastatic melanoma that showed safety and tolerability as well as durable partial and complete regression of both locally treated and distant untreated melanoma lesions.

•                 Numerous oral and poster presentations regarding the advancement of methods, devices and results of in vivo electroporation-mediated gene transfer to deliver and enhance the potency of DNA vaccines to provide preventive and/or therapeutic immune responses against diseases such as prostate cancer, HIV, and influenza.

“We were very pleased at the growing recognition that Inovio and its collaborators were able to establish for electroporation-mediated delivery of DNA vaccines at this prominent international conference. This forum brought together leading scientists from academia as well as biotechnology and pharmaceutical companies and, based on their feedback, provided the strongest response to date from a growing number of these thought leaders that the solution to advancing DNA vaccines may involve electroporation,” said Dr. Avtar Dhillon, president and CEO of Inovio.

Dr. David Weiner of the University of Pennsylvania, a pioneer in the field of DNA vaccines who has authored more than 300 peer-reviewed published papers who was Program Chair for DNA Vaccines 2008, said: “There is now initial proof-of-principle of electroporation’s ability to safely enhance the potency of DNA vaccines in humans. This achievement is providing encouragement that this technology may overcome delivery challenges that have inhibited development progress for this important next generation of vaccines. Based on data presented at this conference, especially electroporation’s recent results, I think we’ll see more rapid advances over the next three years than we’ve seen in the past 15 years of DNA vaccine development.” Dr. Weiner is a co-founder and chairman of the scientific advisory board of VGX Pharmaceuticals, a company with which Inovio has signed a definitive merger agreement.

About Inovio’s DNA-Based Immunotherapy Products

DNA-based immunotherapy products may have the potential to by-pass inherent scientific obstacles of conventional vaccines that prevent their development for cancer and chronic infectious diseases such as HIV and hepatitis C. Pre-clinical and emerging clinical data has indicated the potential ability of Inovio’s technologies to safely and effectively deliver and significantly enhance the potency of such immunotherapies.

Inovio’s DNA-based immunotherapy products consist of DNA plasmids and the Elgen and MedPulser DNA delivery systems. DNA plasmids are designed to express antigens that can induce an immune response specific to a cancer or infectious disease-causing organism. These plasmids are created synthetically and readily manufactured using well-established bacterial fermentation and purification technology. After a plasmid is delivered into muscle or tumor cells, production of the desired antigens may then induce a preventive or therapeutic immune response against the targeted disease. Inovio’s advanced electroporation devices are designed to facilitate delivery and expression of these plasmid DNA-based immunotherapeutics and have been shown in primate studies and initial Phase I data to significantly enhance antibody and T-cell immune responses over plasmid DNA delivered by other methods, suggesting the potential to provide a better protective or therapeutic effect against complex infectious diseases as well as cancers.

Inovio is poised to deliver advanced DNA-based immunotherapies, devices and know-how in this rapidly advancing field. The company is actively licensing its technology to pharmaceutical and biotechnology companies and supporting early stage clinical studies arising from its own research efforts or through academic collaborations.

About Inovio Biomedical Corporation

Inovio Biomedical is focused on developing DNA vaccines for cancers and infectious diseases using its novel method for DNA delivery – electroporation – which uses brief, controlled electrical pulses to increase cellular uptake of useful biopharmaceuticals. Initial human data has shown that Inovio’s electroporation-based DNA delivery technology can significantly increase gene expression and immune responses from DNA vaccines. Immunotherapy partners include Merck, Wyeth, Vical, University of Southampton, Moffitt Cancer Center, the U.S. Army, National Cancer Institute, and International Aids Vaccine Initiative. Inovio’s technology is protected by an extensive patent portfolio covering in vivo electroporation. The company has entered into a definitive merger agreement with VGX Pharmaceuticals. More information is available at www.inovio.com.

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This press release contains certain forward-looking statements relating to plans for the merger of Inovio Biomedical Corporation and VGX Pharmaceuticals and the parties’ intent to develop their electroporation-based drug and gene delivery technologies and DNA vaccines. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including the uncertainties inherent in complex commercial transactions like the proposed merger; uncertainties inherent in clinical trials and product development programs (including, but not limited to, the fact that pre-clinical and clinical results referenced in this release may not be indicative of results achievable in other trials or for other indications and that results from one study may not necessarily be reflected or supported by the results of other similar studies), the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA vaccines, the availability or potential availability of alternative therapies or treatments for the conditions targeted by the parties or their collaborators, including alternatives that may be more efficacious or cost-effective than any therapy or treatment that the parties and their collaborators hope to develop, evaluation of potential opportunities, issues involving patents and whether they or licenses to them will provide the parties with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether the combined company can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of the companies’ combined technology by potential corporate or other partners or collaborators, capital market conditions, evaluation of the transaction by the NYSE Alternext, which may impact the current and/or additional listing of Inovio’s securities, and other factors set forth in Inovio’s Annual Report on Form 10-K for the year ended December 31, 2007, its 10-Q for the nine months ended September 30, 2008 and other regulatory filings from time to time, including, but not limited to, the registration statement/joint proxy statement to be filed by Inovio under Form S-4 pursuant to the merger agreement. There can be no assurance that any product in Inovio’s, VGX’s or the projected combined company’s product pipeline will be successfully developed or manufactured, that final results of clinical studies will be supportive of regulatory approvals required to market licensed products, or that any of the forward-looking information provided herein will be proven accurate.